Exhibit 10.58

NOMINATING AGREEMENT

This Nominating Agreement (“Agreement”) is entered into as of May 11, 2011 (the “Effective Date”), by and between WebMediaBrands Inc., a Delaware corporation (the “Company”) and Justin L. Smith (“Smith”).

Recitals

A.   Smith is the founder, chief executive officer and largest stockholder of Inside Network, Inc., a California corporation (“INI”).

B.   The Company, Smith and Eric Eldon are entering into a Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), and the Company and each of the other holders of INI equity securities are entering into restricted stock purchase agreements, pursuant to which the Company is agreeing to acquire all of the issued and outstanding capital stock of INI (the “Acquisition”).

C.   In order to induce Smith to enter into the Purchase Agreement, the Company is entering into this Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
Certain Definitions

Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Purchase Agreement.  For purposes of this Agreement:

1.1   “Board” shall mean the Board of Directors of the Company.

1.2   “Change of Control” shall mean (A) the closing of the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, (B) the consummation of the merger or consolidation of the Company with or into another Person (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the outstanding capital stock of the Company or the surviving or acquiring Person), (C) whether in one transaction or a series of related transactions, the closing of the transfer (whether by merger, consolidation or otherwise) to, or the closing of a tender offer by, a Person or group of affiliated Persons (other than an underwriter of the Company’s securities), of the securities of this Company, if, after such closing, such Person or group of affiliated Persons would hold outstanding stock with fifty percent (50%) or more of the voting power of the Company, (D) a liquidation, dissolution or winding up of the Company or (E) the exclusive, irrevocable licensing of substantially all of the intellectual property of the Company.

1.3   “Committee” shall mean the Nominating and Corporate Governance Committee of the Board.

1.4   “Charter” shall mean the charter of the Committee, as it may be amended from time to time.

1.5   “Expiration Date” shall mean the earliest of (a) the third anniversary of the Effective Date; (b) the date on which Smith’s employment with the Company terminates for “Cause” (as such term is defined in that certain Employment Agreement between the Company and Smith dated as of the date hereof (the “Employment Agreement”)); (c) if Smith’s employment with the Company terminates for any reason other than “Cause,” the later of the date on which Smith’s employment with the Company terminates and the second anniversary of the Effective Date; (d) an uncured material breach by Smith of any provision of Section 6 (Restrictive Covenants) of the Employment Agreement; (e) a Change of Control or (f) the date on which Smith first ceases to own (as defined below) at least 500,000 shares of common stock of the Company (subject to adjustment for stock splits, combinations and similar adjustments). Smith shall be deemed to “own” common stock of the Company if he: (a) is the record owner of such stock; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such stock.

ARTICLE II
Appointment and Future Nomination to Board of Directors

2.1   Appointment.  From the date hereof until the Expiration Date, the Company, through its Board and the Committee, will use its commercially reasonable efforts to appoint Smith to the Board (but only to the extent Smith has met the criteria of the Committee, in accordance with the Charter and Smith agrees to be nominated to, and to serve on, the Board).  Smith hereby agrees to be appointed to, and to serve on, the Board.

2.2   Future Nomination. Following the appointment of Smith to the Board pursuant to Section 2.1, prior to the Expiration Date, at each election of directors at which Smith’s term as a director will expire, the Company, through its Board and Committee, shall use its commercially reasonable efforts to (i) nominate Smith for election to the Board (but only to the extent Smith then meets the criteria of the Committee, in accordance with the Charter, and Smith agrees to be nominated to, and to serve on, the Board) and (ii) solicit proxies in favor of Smith’s election consistent with the efforts used to solicit proxies for the election of any other Board nominees.

ARTICLE III
Miscellaneous

3.1   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt between 9:00 am and 5:00 pm local time on a business day, or at 9:00 am local time on the next business day if delivered other than between 9:00 am and 5:00 pm local time on a business day) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.1):

if to Smith:

Justin L. Smith
2328 Williams Street
Palo Alto, CA 94306
Tel No.: (650) 468-5175
Fax No.: (650) 618-2788

with a copy (which shall not constitute notice) to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Attention: R. Todd Johnson, Esq.
Tel No.: (650) 739-3999
Fax No.: (650) 739-3900

if to the Company:

WebMediaBrands Inc.
50 Washington Street
South Norwalk, CT 06854
Facsimile: (203) 831-0252
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Facsimile: (919) 781-4865
Attention: David L. Wilke, Esq.

3.2   Severability.  If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.  Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

3.3   Assignment; Binding Effect.  Neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Smith, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  This Agreement shall only be binding upon the parties hereto, and shall not be binding upon any third party.

3.4   Non-Exclusivity.  The rights and remedies of Smith under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of Smith under this Agreement, and the obligations and liabilities of the Company under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.  Nothing in this Agreement shall limit any of the Company’s obligations, or the rights or remedies of Smith, under any other agreement between Smith and the Company; and nothing in any such agreement shall limit any of the Company’s obligations, or any of the rights or remedies of Smith, under this Agreement.

3.5   Governing Law; Venue.

(a)   This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)   Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of New York. Each party:

(i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of New York in connection with any such legal proceeding;

(ii)    agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)    agrees that each state and federal court located in the State of New York shall be deemed to be a convenient forum; and

(iv)           agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)   EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

3.6   Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

3.7   Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

3.8   Waiver.  No failure on the part of a party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of a party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

3.9   Construction.

(a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)   The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)   As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)   Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

3.10   Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect hereto.  No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

In Witness Whereof, the Company and Smith have caused this Nominating Agreement to be executed as of the date first written above.

WebMediaBrands Inc.

By:	/s/ Alan Meckler
Name: Alan Meckler
Title: CEO

/s/ Justin L. Smith
Justin L. Smith